Exhibit 99.1

Arcus Biosciences Announces First Quarter 2019 Financial Results and Recent Corporate Updates

-	Selected 150 mg for the dose expansion trial for AB928, the Company’s dual A2a/A2b receptor antagonist, in combination with AB122, the Company’s anti-PD-1 antibody

-	Ended the first quarter 2019 with $243.1 million in cash and investments, which the Company continues to expect will fund operations into 2021

Hayward, CA. – (BUSINESS WIRE) – May 2, 2019 - Arcus Biosciences, Inc. (NYSE:RCUS), a clinical-stage biopharmaceutical company focused on creating innovative cancer immunotherapies, today announced financial results for the first quarter 2019. The Company also provided updates on its clinical programs.

“In the first quarter of 2019, we advanced our lead molecule AB928, a potential best-in-class dual A2a/A2b receptor antagonist, specifically designed for oncology indications, by selecting 150 mg for dose expansion studies in combination with AB122, the Company’s anti-PD-1 antibody. The Company also began enrollment in the fourth combination dose-escalation trial evaluating AB928 in non-small cell lung carcinoma patients,” said Terry Rosen, Ph.D., Chief Executive Officer of Arcus.  “Operationally, we recently rounded out our management team with two key additions, Rekha Hemrajani as Chief Operating and Financial Officer and Dr. Bill Grossman as Chief Medical Officer. Both bring extensive expertise from the biotechnology and cancer immunotherapy spaces.  Together, we are eager to work towards translating our unique science into life-changing therapies for patients.”

Pipeline Updates

AB928 (dual A2aR/A2bR antagonist)

•	Selected 150 mg for the dose-expansion portion of the trial of AB928 in combination with its anti-PD-1 antibody AB122 in advanced solid tumors.

•	Continued to enroll patients in these combination dose-escalation trials of AB928 in combination with chemotherapy:
▪	AB928 in combination with Doxil® in triple negative breast cancer (TNBC) and ovarian cancer.
▪	AB928 in combination with mFOLFOX in colorectal cancer and gastroesophageal cancer.

•	Began enrolling the fourth AB928 combination dose-escalation trial:
▪	AB928 in combination with carboplatin/pemetrexed and pembrolizumab in non-small cell lung cancer (NSCLC) after failing tyrosine kinase inhibitor (TKI) therapy.

AB680 (small-molecule CD73 inhibitor)

•

Continued to dose patients in the healthy volunteer trial of AB680 (i.v. formulation) in Australia.  This trial is primarily designed to determine the safety, tolerability, pharmacokinetic (PK) and pharmacodynamic (PD) profile of AB680 prior to initiating clinical testing of AB680 in cancer patients.

•	Continued to progress IND-enabling studies for an oral formulation of AB680.

AB122 (anti-PD-1 antibody)

•

Continued to enroll patients in the Phase 1 dose-escalation trial for AB122. Based on data generated to date, the Company selected 240 mg as the dose for the Q2W (every 2 weeks) regimen for AB122. The Company continues to evaluate alternative doses and dosing schedules.

AB154 (anti-TIGIT antibody)

•

Continued to enroll patients in the dose-escalation portion of the ongoing Phase 1 trial for AB154 in Australia, which is evaluating AB154 as a monotherapy and in combination with AB122 in advanced solid tumors. The dose-escalation portion will be followed by the initiation of dose-expansion cohorts in solid tumors associated with high levels of TIGIT and/or CD155, the primary ligand for TIGIT, once the recommended doses for AB154 as a monotherapy and in combination with AB122 have been identified.

Recent Corporate Updates

•

In March 2019, Arcus announced the appointment of Rekha Hemrajani to Chief Operating and Financial Officer following the transition of Jennifer Jarrett, the Company’s former Chief Operating and Financial Officer.

•	In May 2019, Arcus announced the appointment of William Grossman, M.D., Ph.D., to Chief Medical Officer.

•

In May 2019, Arcus entered into a clinical development collaboration with Strata Oncology utilizing Strata’s precision drug development platform and proprietary biomarkers to evaluate AB122 in a basket trial including tumor types that are generally not responsive to anti-PD-1 therapy.

Upcoming Clinical Presentations

•

Arcus to present a poster on preliminary results from the ongoing Phase 1 studies of AB928 in combination with chemotherapy or AB122 in patients with advanced tumors at the 2019 American Society of Clinical Oncology (ASCO) Annual Meeting on June 1, 2019 in Chicago, IL.

•	Arcus to host an investor and analyst call at the end of June to provide an update on its clinical programs.

Upcoming Milestones

By the end of the second quarter 2019, the Company expects to:

•	Present initial safety, PK/PD profile, biomarker analysis and clinical activity data from the dose-escalation portion of the AB928 combination trials.

•	Initiate a dose-expansion study for AB928 in combination with AB122 in patients with renal cell cancer (RCC).

In the second half of 2019, the Company expects to:

•	Present additional data from the dose-escalation portion of the AB928 combination trials.
•	Initiate a dose-expansion study for AB928 in combination with AB122 in patients with metastatic castration-resistant prostate cancer (mCRPC).
•	Report initial safety, tolerability and PK/PD data from the Phase 1 trial of AB680 in healthy volunteers.
•	Initiate a Phase 1 trial for AB680 in patients with advanced solid tumors.
•	Report initial data on the safety, tolerability, PK/PD and clinical activity of AB154 as monotherapy and in combination with AB122.

•

Initiate a basket trial to evaluate AB122 in molecularly defined patient populations, that are generally not responsive to anti-PD-1 therapy, utilizing the Strata Precision Oncology Network and proprietary biomarkers.

Financial Results for the First Quarter 2019

•

Cash, cash equivalents and both short-term and long-term investments were $243.1 million as of the first quarter ended March 31, 2019, compared to $259.7 million at December 31, 2018. The decrease was primarily due to the utilization of cash to fund our operations.

•

Revenues:  Collaboration and license revenues for the first quarter ended March 31, 2019 were $1.8 million, compared to $1.3 million for the same period in 2018.  The increase in revenue was primarily attributable to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (ASC 606). Under ASC 606, additional revenue was recognized as a result of a higher initial transaction price from the Option and License Agreement, which the Company entered into with Taiho Pharmaceutical Co., Ltd in September 2017.

•

R&D Expenses: Research and development expenses for the first quarter ended March 31, 2019 were $15.6 million, compared to $11.7 million for the same period in 2018.  The increase in research and development expenses was primarily due to an increase in clinical activities for our four ongoing clinical programs and increase in headcount, which was partially offset due to a decrease in manufacturing costs.

•

G&A Expenses: General and administrative expenses for the first quarter ended March 31, 2019 were $5.0 million, compared to $2.9 million for the same period in 2018. Higher general and administrative expenses were primarily due to an increase in headcount and related costs, as well as costs related to activities as a public company.

•

Net Loss: Net loss for the first quarter ended March 31, 2019 was $17.7 million, compared to $13.0 million for the same period in 2018.  The increase in net loss was primarily attributable to changes in operating expenses noted above offset by the increase in revenues and an increase in interest income.

Based on its current operating plan, the Company expects that its cash and investments as of March 31, 2019 will enable the Company to fund its anticipated operating expenses and capital expenditure requirements into 2021.

About Arcus Biosciences

Arcus Biosciences is a clinical-stage biopharmaceutical company focused on creating innovative cancer immunotherapies. Arcus has several programs targeting important immuno-oncology pathways, including a dual adenosine receptor antagonist, AB928, which is in a Phase 1/1b program to evaluate AB928 in combination with other agents in multiple tumor types, and an anti-PD-1 antibody, AB122, which is being evaluated in a Phase 1 trial and is being tested in combination with Arcus’s other product candidates. Arcus’s other programs include AB154, an anti-TIGIT antibody, which is being evaluated in a Phase 1 trial as monotherapy and in combination with AB122, and AB680, a small-molecule inhibitor of CD73, which is in a Phase 1 healthy volunteer study. Arcus has extensive in-house expertise in medicinal chemistry, immunology, biochemistry, pharmacology and structural biology. For more information about Arcus Biosciences, please visit  www.arcusbio.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts contained herein, including, but not limited to, Arcus’s expectations regarding the advancement and potential of its clinical development programs, milestones, timelines, and anticipated operating expenses and capital expenditure requirements, are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause Arcus’s actual results, performance or achievements to differ significantly from those expressed or implied.  Factors that could cause or contribute to such differences include, but are not limited to, the inherent uncertainty associated with pharmaceutical product development and clinical trials, difficulties or delays in developing and validating biomarkers and related assays, delays in our clinical trials due to difficulties or delays in the regulatory process, enrolling subjects or manufacturing or supplying product for such clinical trials, the emergence of adverse events or other undesirable side effects, and changes in the competitive landscape for our programs.  Risks and uncertainties facing Arcus are described more fully in Arcus’s quarterly report on Form 10-Q for the quarter ended March 31, 2019 filed on May 2, 2019 with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release. Arcus disclaims any obligation or undertaking to update, supplement or revise any forward-looking statements contained in this press release.

Doxil® is a registered trademark of Alza Corporation.

Source: Arcus Biosciences

CONTACTS

Katherine Bock

(415) 533-5670

kbock@arcusbio.com

Nicole Arndt

(510) 284-4728

narndt@arcusbio.com

ARCUS BIOSCIENCES, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(unaudited)

	March 31,	December 31,
	2019	2018 (1)
ASSETS
Current assets:
Cash and cash equivalents	$68,499	$71,064
Short-term investments	173,436	185,480
Prepaid expenses and other current assets	3,080	2,321
Amounts owed by a related party	—	83
Total current assets	245,015	258,948
Long-term investments	1,201	3,181
Property and equipment, net	11,026	11,107
Equity investment in related party	770	1,202
Restricted cash	203	203
Other long-term assets	315	284
Total assets	$258,530	$274,925
LIABILITIES
Current liabilities
Accounts payable	$2,829	$3,102
Accrued liabilities	7,629	6,023
Deferred revenue, current	7,000	6,250
Other current liabilities	1,545	1,560
Total current liabilities	19,003	16,935
Deferred revenue, noncurrent	12,272	16,984
Deferred rent	4,145	4,272
Other long-term liabilities	1,543	1,792
Total liabilities	36,963	39,983
Stockholders’ equity:
Common stock	4	4
Additional paid-in capital	359,820	357,873
Accumulated deficit	(138,286)	(122,828)
Accumulated other comprehensive loss	29	(107)
Total stockholders’ equity (deficit)	221,567	234,942
Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$258,530	$274,925

(1)

Derived from the audited financial statements for the year ended December 31, 2018, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission, dated March 5, 2019.

ARCUS BIOSCIENCES, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share amounts)

	(unaudited)
	Three Months Ended
	March 31,
	2019	2018
Collaboration and license revenue	$1,750	$1,250
Operation expenses:
Research and development	15,554	11,652
General and administrative	4,969	2,929
Total operating expenses	20,523	14,581
Loss from operations	(18,773)	(13,331)
Non-operating income (expense):
Interest and other income (expense), net	1,534	603
Share of loss from equity method investee	(431)	(226)
Total non-operating income, net	1,103	377
Net loss	(17,670)	(12,954)
Other comprehensive gain (loss)	136	(55)
Comprehensive loss	$(17,534)	$(13,009)
Net loss per share, basic and diluted	$(0.41)	$(1.37)
Weighted-average number of shares used to compute basic and diluted net loss per share	43,508,592	9,488,352